Exhibit 99.1

AST SpaceMobile Prices Repurchase of Convertible Notes and Registered Direct Offering of Class A Common Stock to Fund Convertible Note Repurchase

June 25, 2025

Repurchased $225 million principal amount of convertible notes removing approximately 8.3 million underlying shares as well as approximately $63.8 million of remaining interest

Issued 9.45 million shares to participating note holders to fund the repurchase

MIDLAND, Texas—(BUSINESS WIRE) – AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by everyday smartphones, and designed for both commercial and government applications, today announced the pricing of a cash repurchase (the “Repurchase”) of $225 million aggregate principal amount of its 4.25% convertible notes due 2032 (the “2032 convertible notes”) pursuant to separate, privately negotiated repurchase transactions with a limited number of holders of the 2032 convertible notes and a registered direct offering of 9,450,268 shares of its Class A common stock to holders of 2032 convertible notes participating in the Repurchase in a direct placement registered under the Securities Act of 1933, as amended (the “Registered Direct Offering”).

With this series of transactions, AST SpaceMobile, Inc. will issue approximately 1.04 million incremental shares to the underlying shares of the 2032 convertible notes being repurchased while removing $225 million of debt from the balance sheet and approximately $63.8 million of remaining interest. Both the closing of the Repurchase and the Registered Direct Offering are expected to take place on or about July 1, 2025. The transactions are cross-conditional.

“We are excited to retire approximately half of our 2032 convertible notes and the underlying shares at a price attractive to our shareholders in a series of innovative transactions. These transactions allow us to substantially reduce our outstanding debt and cash interest obligations.” said Scott Wisniewski, AST SpaceMobile President.

Repurchase of 2032 Convertible Notes

AST SpaceMobile intends to use the net proceeds from the Registered Direct Offering of 9,450,268 shares to fund the repurchase of $225 million aggregate principal amount of the 2032 convertible notes. After giving effect to the Repurchase, $235 million aggregate principal amount of the 2032 convertible notes will remain outstanding.

Based on the initial conversion rate of 37.0535 shares of Class A Common Stock per $1,000 principal amount of 2032 convertible notes, which is subject to customary anti-dilution adjustment provisions, 8,337,037 shares of Class A common stock underlying the repurchased 2032 convertible notes will be unreserved after giving effect to the Repurchase and will be available for future issuance.

As part of the Repurchase, AST SpaceMobile did not terminate or amend the previously purchased capped call which will remain outstanding upon the completion of this transaction. The capped call is expected to reduce dilution and/or offset cash payments upon a conversion of 2032 convertible notes.

Holders of the 2032 convertible notes that participate in any of these repurchases may purchase or sell shares of AST SpaceMobile’s Class A common stock in the open market to unwind any hedge positions they may have with respect to the 2032 convertible notes or to hedge their exposure in connection with these transactions. These activities may affect the trading price of AST SpaceMobile’s Class A common stock.

Registered Direct Offering

AST SpaceMobile has agreed to sell an aggregate of 9,450,268 shares of its Class A common stock in the Registered Direct Offering at a price of $53.22 per share to holders of the 2032 convertible notes participating in the Repurchase.

The Registered Direct Offering, or placement, is being made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). The placement will be made only by means of a prospectus supplement and an accompanying prospectus. An electronic copy of the prospectus supplement, together with the accompanying prospectus, is available on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained by contacting: AST SpaceMobile, Inc., Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706, Attention: Secretary or (432) 276-3966.

UBS Investment Bank is acting as placement agent and financial advisor and ICR Capital LLC is acting as financial advisor for the placement.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of AST SpaceMobile’s Class A common stock or any of its 2032 convertible notes, nor will there be any sale of any of AST SpaceMobile’s securities in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About AST SpaceMobile

AST SpaceMobile is building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today’s approximately five billion mobile subscribers and finally bring broadband to the billions who remain unconnected.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, including statements concerning the completion, timing, and size of the offering of AST SpaceMobile’s Class A common stock, the expected use of the net proceeds from the offering and the potential impact of the AST SpaceMobile’s proposed repurchase of 2032 convertible notes. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “expects,” “intends,” “may,” “will,” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Such risks include, but are not limited to, whether AST SpaceMobile will consummate the Repurchase or the Registered Direct Offering, prevailing market conditions, the anticipated use of the net proceeds from the Registered Direct Offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors in AST SpaceMobile’s Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 3, 2025, its Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the SEC on May 12, 2025, and the future reports that it may file from time to time with the SEC. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:

Scott Wisniewski

investors@ast-science.com

Media Contacts:

Allison

Eva Murphy Ryan

917-547-7289

AstSpaceMobile@allisonpr.com